Exhibit 10.1

Summary of Board Committee Compensation

General Committee Member Annual Retainer	$5,000
Committee Chair Annual Retainer (paid in addition to General Committee Member Annual Retainer)
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$10,000
Attendance Fees for Committee Meetings (in-person or telephonic; per meeting)
Audit Committee	$3,500
Compensation Committee	$2,500
Nominating and Corporate Governance Committee	$2,500